Exhibit 10.21

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS. ASTERISKS DENOTE OMISSIONS.

EXCLUSIVE PATENT LICENSE AND RESEARCH

COLLABORATION AGREEMENT

by and between

Cue Biopharma, Inc.

and

MERCK SHARP & DOHME CORP.

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EXCLUSIVE PATENT LICENSE AND RESEARCH COLLABORATION AGREEMENT

This Agreement ( “Agreement”) is effective as of November 14, 2017, (the “Effective Date”) and is entered into by and between CUE BIOPHARMA, INC., a corporation organized and existing under the laws of Delaware (“Company”) and MERCK SHARP & DOHME CORP., a corporation organized and existing under the laws of New Jersey (“Merck”).

RECITALS:

WHEREAS, Company has developed Company Know-How (as hereinafter defined) and has rights to Company Patent Rights (as hereinafter defined) related to antigen-specific T cell-targeted biologics, including an exclusive license to certain intellectual property rights pursuant to an Amended and Restated License Agreement dated July 31, 2017 between Company and Albert Einstein College of Medicine, Inc. (“Albert Einstein”), a corporation organized and existing under the laws of the State of New York, having an office and place of business at 1300 Morris Park Avenue, Bronx, New York 10461 as successor-in-interest to Albert Einstein College of Medicine of Yeshiva University, a Division of Yeshiva University (the “Amended and Restated Einstein License Agreement”);

WHEREAS, such antigen-specific T cell-targeted biologics have multiple potential uses, including but not limited to the treatment of Autoimmune Disease (as hereinafter defined), cancer, and infectious diseases;

WHEREAS, Merck and Company desire to enter into a research collaboration to research and develop certain antigen-specific T cell-targeted biologics and in particular Cue Biologics, Compounds and Products of potential utility for treating Initial Indications in Autoimmune Disease (as those terms are hereinafter defined) upon the terms and conditions set forth herein, with the goal of identifying and/or optimizing novel biologics to be developed and commercialized by Merck;

WHEREAS, Merck desires to obtain a license under the Company Patent Rights and Company Know-How upon the terms and conditions set forth herein, and Company desires to grant such a license;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Company and Merck hereby agree as follows:

Article 1 DEFINITIONS.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“AAALAC” shall mean the Association for Assessment and Accreditation of Laboratory Animal Care International.

1.2	“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as amended from time to time.

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1.3	“Affiliate” shall mean: (i) any corporation or business entity of which, now or hereafter, fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck or Company; or (ii) any corporation or business entity which, now or hereafter, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck or Company; or (iii) any corporation or business entity of which, now or hereafter, fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii).

1.4	“Agreement” shall have the meaning given such term in the preamble to this document.

1.5	“Antigen” as used herein shall mean any protein or Peptide that, when bound or presented by a Disease-Associated Allele, binds to T cells or evokes an immune response.

1.6	“Applicable Laws” means any and all applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions, including the Act, GLPs, GCPs and GMPs.

1.7	“Autoimmune Disease” means a disease or inflammatory disorder in which the body’s immune system produces antibodies and/or pro-inflammatory chemical agents that attack its own tissues, leading to the deterioration and in some cases to the destruction of such tissue.

1.8	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.9	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.10	“Change of Control” shall mean with respect to a Party: (1) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a person or entity, or group of persons or entities, acting in concert acquire at least fifty percent (50%) of the voting equity securities or management control of such Party.

1.11	“Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, and/or Post-Approval Clinical Trial.

1.12	“Combination Product” shall mean a Product that includes one or more active pharmaceutical ingredients other than Compound in combination with Compound. All references to Product in this Agreement shall be deemed to include Combination Product.

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1.13	“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, such reasonable and diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the Research, Development and Commercialization of Product by either Party, such efforts shall be substantially equivalent to those efforts and resources commonly used by such Party for biological products owned by it or to which it has rights, which product is at a similar stage in its Development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the Regulatory Authority involved, the profitability of the product including the amounts payable to licensors of patent or other intellectual property rights, alternative products, other risks associated with the Development or Commercialization of the product and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market and Indication-by-Indication basis for a particular Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting among other things changes in the status of the Product and the market(s) involved.

1.14	“Commercialization” shall mean any and all activities related to the import, export, transportation, storage, marketing, detailing, promotion, distribution, sale or other disposition and/or other approved use of a Product in a country or region in the Territory, including: (a) strategic marketing, sales force detailing, advertising, medical affairs, reimbursement and market access activities and market and product support; and (b) all customer support, distribution matters, invoicing and sales activities. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning. For clarity, Commercialization excludes any Research, Development or Manufacturing activities.

1.15	“Company” shall have the meaning given such term in the preamble to this Agreement.

1.16	“Company Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Research Program developed or invented solely by employee(s) of Company and/or its Affiliates, and/or a Third Party acting on behalf of Company and/or its Affiliates, and not employed by Merck and/or its Affiliates.

1.17	“Company Know-How” shall mean all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including without limitation Company Information and Inventions and Company’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement: (i) are Controlled by Company or its Affiliates; (ii) are not generally known; and (iii) are necessary or useful to Merck in the Field, or necessary or useful to Merck in connection with the Research Program and the Research, Development, Manufacture, Commercialization or use of Compound or Product in the Territory; excluding, however, any Merck Know-How. Company Know-How includes Einstein Know-How and Cue Know-How.

1.18	“Company Patent Rights” shall mean Patent Rights that during the term of this Agreement are Controlled by Company or any of its Affiliates, including, but not limited to, those listed on Schedule 1.1, which: (i) claim or cover a Cue Biologic, Compound and/or Product, or a method of use or process of Manufacture thereof, including without limitation any improvements; or (ii) claim or cover Company Information and Inventions. Company Patent Rights include Einstein Patent Rights and Cue Patent Rights.

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1.19	“Competing Pharma” shall mean a company or group of companies acting in concert (a) for which the collective worldwide sales of ethical pharmaceutical products in the preceding Calendar Year were one billion United States dollars (US$1,000,000,000) or more, or (b) which has a research, development or commercialization program for any preparation or product that may be used for the treatment of an Initial Indication, or any other preparation or product that is reasonably considered to be competitive with any Cue Biologic, Compound or Product.

1.20	“Competing Pharma Change of Control” shall mean a Change of Control in which a company or group of companies acting in concert (a) for which the collective worldwide sales of ethical pharmaceutical products in the Calendar Year that preceded the Change of Control were one billion United States dollars (US$1,000,000,000) or more, or (b) which has a research, development or commercialization program for any preparation or product that may be used for the treatment of an Initial Indication, or any other preparation or product that is reasonably considered to be competitive with any Cue Biologic, Compound or Product, is the acquirer (by asset purchase, merger, consolidation, reorganization or otherwise) as part of such Change of Control.

1.21	“Compound” shall mean a Product Candidate; or a derivative thereof [***].

1.22	“Control”, “Controls” or “Controlled by” shall mean with respect to any item of or right under Company Patent Rights, Company Know-How, Merck Patent Rights, Merck Know-How, or Joint Patent Rights, or other intellectual property assets or rights, as applicable, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time or in effect during the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.23	“Cue Biologic” shall mean [***].

1.24	“Cue Biologics Patent Rights” shall be as defined in Section 7.1.1.

1.25	“Cue Biologics-Specific Information and Inventions” shall be as defined in Section 7.1.1.

1.26	“Cue Know-How” shall man all Company Know-How other than Einstein Know-How.

1.27	“Cue Patent Rights” shall mean all Company Patent Rights other than Einstein Patent Rights.

1.28	“Cue Platform” shall mean Company’s proprietary Antigen-specific T cell-targeted biologic platform that produces biologics designed and engineered to selectively modulate function of T cell subsets.

1.29	“Cue Platform Biologic” shall mean [***].

1.30	“Development” means any and all clinical drug development activities, Clinical Trials, statistical analysis and report writing, the preparation and submission of regulatory filings, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a regulatory approval for a Cue Biologic, Compound or Product, and “Develop”, “Developed” and “Developing” will have corresponding meanings. For clarity, Development excludes any Research, Commercialization or Manufacturing activities.

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1.31	“Disease-Associated Allele” shall mean any allele from any species which is associated with [***].

1.32	“Einstein Know-How” shall mean all know-how licensed to Company under the Amended and Restated Einstein License Agreement.

1.33	“Einstein Patent Rights” shall mean all patent rights licensed to Company under the Amended and Restated Einstein License Agreement.

1.34	“Exclusions Lists” shall be as defined in Section 1.90 Violation.

1.35	“Field” shall mean [***].

1.36	“First Collaborative Cue Biologic” shall mean the first Cue Biologic synthesized under the Research Program [***].

1.37	“First Commercial Sale” shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.38	“Good Clinical Practices” or “GCPs” shall mean the applicable then-current Good Clinical Practices as such term or its equivalent is defined from time to time by the United States Food and Drug Administration or other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or Commercialization of Product in the Territory pursuant to its regulations, guidelines or otherwise, as applicable.

1.39	“Good Laboratory Practices” or “GLPs” shall mean the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.

1.40	“Good Manufacturing Practices” or “GMPs” shall mean the applicable then-current Good Manufacturing Practices as such term or its equivalent is defined from time to time by the United States Food and Drug Administration or other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or Commercialization of Product in the Territory pursuant to its regulations, guidelines or otherwise, as applicable.

1.41	“Human Leukocyte Antigen” or “HLA” shall mean a protein or protein complex involved in the presentation of Peptide antigens to T cells.

1.42	[****]

1.43	“IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

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1.44	“IND Enabling Studies” shall mean the genotoxicity, acute toxicology, safety, pharmacology, and/or sub-chronic toxicology studies in species using applicable GLPs that in Merck’s sole discretion satisfy applicable regulatory requirements and meet the standard necessary for submission as part of an IND filing with a Regulatory Authority.

1.45	“Indication” shall mean a separate and distinct disease or medical condition in humans which a Product that is in Clinical Trials is intended to treat, prevent and/or diagnose and/or for which a Product has received Marketing Authorization.

1.46	“Indication Specific Peptide” shall mean a Peptide Researched or Developed pursuant to the Research Program which is [***].

1.47	“Initial Indication” shall mean [***] and “Initial Indications” shall mean [***], collectively.

1.48	“Information” shall mean any and all information and data, including without limitation all Merck Know-How, all Company Know-How, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.49	“Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice as a result of the Research Program.

1.50	“Joint Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Research Program and developed or invented jointly by employee(s) of Merck and/or its Affiliates, and/or a Third Party acting on behalf of Merck and/or its Affiliates, on the one hand, and by employee(s) of Company and/or its Affiliates, and/or a Third Party acting on behalf of Company and/or its Affiliates, on the other hand.

1.51	“Joint Patent Rights” shall mean Patent Rights that claim or cover Joint Information and Inventions.

1.52	“Joint Steering Committee” shall mean the joint steering committee established to facilitate the Research Program as more fully described in Section 2.4.

1.53	“Maintained Initial Indication” shall mean an Initial Indication in which Merck has not discontinued Research, Development and Commercialization efforts with respect to any Compound or Product pursuant to Section 2.11.5.

1.54	“Major Market” shall mean [***].

1.55	“Manufacturing” means the production, manufacture, synthesis, processing, filling, formulating, finishing, packaging, labeling, shipping and holding of Cue Biologic, Compound or Product or any intermediate thereof, including sequencing, process development, process qualification and validation, scale-up, commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control. “Manufacturing” refers to both pre-clinical and clinical Manufacturing for Research and Development, and Manufacturing for Commercialization. “Manufacture” and “Manufactured” will have corresponding meanings. For clarity, “Manufacturing” excludes Research, Development or Commercialization activities.

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1.56	“Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Product in the applicable country (including without limitation, in countries outside of the United States, all applicable pricing and governmental reimbursement approvals only if required to market and sell Product in a country).

1.57	“Merck” shall have the meaning given such term in the preamble to this Agreement.

1.58	“Merck Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Research Program developed or invented solely by employee(s) of Merck and/or its Affiliates, and/or a Third Party acting on behalf of Merck and/or its Affiliates, and not employed by Company and/or its Affiliates.

1.59	“Merck Know-How” shall mean all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including without limitation Merck Information and Inventions and Merck’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement: (i) are Controlled by Merck; (ii) are not generally known; and (iii) are in Merck’s opinion necessary to Company in the performance of its obligations under the Research Program.

1.60	“Merck Patent Rights” shall mean Patent Rights that during the term of this Agreement are Controlled by Merck or any of its Affiliates, or to which Merck or any of its Affiliates, through license or otherwise, acquires rights, which: (i) claim or cover Compound and/or Product; or (ii) claim or cover Merck Information and Inventions.

1.61	“NDA” shall mean a new drug application, biologics license application, Marketing Authorization application, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.62	“Net Sales” shall mean the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Product sold by Merck or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

1.62.1	trade and quantity discounts, other than early payment cash discounts;

1.62.2	returns, rebates, chargebacks and other allowances;

1.62.3	retroactive price reductions that are actually allowed or granted;

1.62.4	deductions for Health Care Reform fees and similar deductions to gross invoice price of Product imposed by Regulatory Authorities or other governmental entities;

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1.62.5	a fixed amount equal to [***] of the amount invoiced to cover bad debt, early payment cash discounts, transportation and insurance and custom duties; and

1.62.6	the standard inventory cost of devices or delivery systems used for dispensing or administering Product.

[***]

With respect to sales of Combination Products, Net Sales shall be calculated on the basis of the gross invoice price of Product(s) containing the same strength of Compound sold without other active ingredients. In the event that Product is sold only as a Combination Product, Net Sales shall be calculated on the basis of the gross invoice price of the Combination Product multiplied by a fraction, the numerator of which shall be the inventory cost of Compound in the Product and the denominator of which shall be the inventory cost of all of the active ingredients in the Combination Product. Inventory cost shall be determined in accordance with Merck's regular accounting methods, consistently applied. The deductions set forth in Section 1.62.1 through Section 1.62.6 will be applied in calculating Net Sales for a Combination Product. In the event that Product is sold only as a Combination Product and either Party reasonably believes that the calculation set forth in this Paragraph does not fairly reflect the value of Compound relative to the other active ingredients in the Combination Product, the Parties shall reasonably negotiate, in good faith, other means of calculating Net Sales with respect to Combination Products.

1.63	“Party” shall mean Merck or Company, individually, and “Parties” shall mean Merck and Company, collectively.

1.64	“Patent Rights” shall mean any and all patents and patent applications in the Territory (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, pediatric exclusivity periods and the like of any such patents and patent applications, and foreign equivalents of the foregoing.

1.65	“Peptide” shall mean a series of two or more amino acids connected by peptide bonds.

1.66	“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.67	“Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.68	“Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.69	“Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.70	“Platform Information and Inventions” shall be as defined in Section 7.1.2.

1.71	“Platform Patent Rights” shall be as defined in Section 7.1.2.

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1.72	“Post-Approval Clinical Trial” shall mean any clinical trial conducted in an Indication after the Regulatory Approval of such Indication.

1.73	“Product(s)” shall mean any pharmaceutical or biological preparation in final form containing a Compound: (i) for sale by prescription, over-the-counter or any other method; or (ii) for administration to human patients in a Clinical Trial, for any and all uses in the Field, including without limitation any Combination Product.

1.74	“Product Candidate” shall mean a Cue Biologic which: (i) meets or exceed Proof of Concept, as determined by Merck in accordance with its usual procedures for the development of new biological entities; and (ii) is designated in writing pursuant to Section 2.2.4 as a Product Candidate by Merck to Company.

1.75	“Proof of Concept” shall mean the demonstration of all or substantially all of the properties outlined in the Product Candidate Profile as defined in Schedule 2.1 Research Program, as determined by Merck in its sole discretion.

1.76	“Proof of Mechanism” shall mean the demonstration of biologically significant effect of a Cue Biologic [***], as determined by the Joint Steering Committee pursuant to Section 2.2.2.

1.77	“Proposed Product Candidate” shall be a Cue Biologic which has achieved Proof of Mechanism as determined by the Joint Steering Committee, as reflected in meeting minutes of the Joint Steering Committee.

1.78	“Qualifying Phase II Clinical Trial” shall mean a human clinical trial, in any country, the principal purpose of which is a confirmation of efficacy and safety, consistent with that observed in previous Clinical Trial(s) of the relevant Product, in the target population, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period of time to determine the optimal manner of use of the Product (dose and dose regimen) prior to the Initiation of a Phase III Clinical Trial of such Product. For clarity, the Parties’ expectation is that a Qualifying Phase II Clinical Trial will be a phase IIb Clinical Trial which is intended to confirm the efficacy demonstrated in a prior phase IIa Clinical Trial or phase Ib Clinical Trial.

1.79	“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.80	“Regulatory T cells” or “T-regs” also known as suppressor T cells, are a subpopulation of T cells which modulate the immune system, maintain tolerance to self-antigens, and prevent autoimmune disease.

1.81	“Related Party” shall mean each of Merck, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.82	“Research” means activities related to the design, discovery, identification, synthesis, research, pre-clinical development, preclinical toxicology studies, profiling, characterization, improvement or optimization of a Cue Biologic, Compound or Product. For clarity, “Research” excludes Development, Commercialization or Manufacturing activities.

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1.83	“Research Program” shall mean the Research activities undertaken by the Parties as set forth in Article 2 and Schedule 2.1, as may be revised from time to time pursuant to Section 2.1, Section 2.2, or Section 2.10.

1.84	“Research Program Term” shall mean the duration of the Research Program as it may be extended or terminated as described more fully in Section 2.10 and Article 8.

1.85	“Royalty Period” shall be as defined in Section 5.4.1(c).

1.86	“Term” is defined in Section 8.1.

1.87	“Territory” shall mean all of the countries in the world, and their territories and possessions.

1.88	“Third Party” shall mean an entity other than Merck and its Related Parties, and Company and its Affiliates.

1.89	“Valid Patent Claim” shall mean a claim of an issued, unexpired and in-force patent included within the Company Patent Rights or Joint Patent Rights that claims a Compound as a composition of matter, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, supplemental examination or disclaimer or otherwise.

1.90	“Violation” shall mean that either Company, or any of its officers or directors has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (https://oig.hhs.gov/exclusions/index.asp); and/or (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (https://oig.hhs.gov/exclusions/exclusions_list.asp) or the U.S. General Services Administration's list of Parties Excluded from Federal Programs (https://www.sam.gov/portal/public/SAM/) (each of (a) and (b), singly and collectively, the “Exclusions Lists”).

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Article 2 RESEARCH PROGRAM, GOVERNANCE, exclusive efforts

2.1	General. Company and Merck shall engage in the Research Program upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of the Research Program are set forth in Schedule 2.1 as may be revised from time to time upon mutual written agreement by authorized representative(s) of the Parties.

2.2	Conduct of Research. The Research Program is directed to: (i) the Research by Company of Cue Biologics up to Proof of Mechanism for each of the Initial Indications; and, subject to Section 2.2.2; (ii) the further Research and/or Development by Merck of Proposed Product Candidates. Subject to Section 2.2.4, Merck may, in its sole discretion, elect [****] Product Candidates for use by Merck and its Related Parties in efforts to Research, Develop, Manufacture and Commercialize Compounds and Products.

2.2.1	Until the expiration of the Research Program Term, Company and Merck each shall proceed diligently with the work set out in the Research Program by using their respective reasonable good faith efforts to allocate sufficient time, effort, equipment and facilities to the Research Program and to use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and Schedule 2.1 as may be revised from time to time pursuant to Section 2.1.

2.2.2	Upon the generation of data supporting achievement of Proof of Mechanism for each Cue Biologic, Company shall present such information along with the identity of the Cue Biologic to the Joint Steering Committee. Following a determination by the Joint Steering Committee that such Cue Biologic has achieved Proof of Mechanism as reflected in the meeting minutes of the Joint Steering Committee, such Cue Biologic shall constitute a Proposed Product Candidate. Merck shall thereafter perform the Research and/or Development activities assigned under the Research Program for the Proposed Product Candidate. Company shall have responsibility for supply of such Proposed Product Candidate.

2.2.3	Upon achievement of Proof of Concept for one or more Proposed Product Candidates, Merck shall provide written notice to Company that such one or more Proposed Product Candidates have achieved Proof of Concept.

2.2.4	Following written notice to Company of the achievement of Proof of Concept for a Proposed Product Candidate, Merck shall conduct an internal review to determine in its sole discretion whether it wishes to elect the Proposed Product Candidate as a Product Candidate. Merck shall then request through the Joint Steering Committee a meeting with Company to discuss and mutually agree upon a technology transfer strategy to provide for the continued supply and Manufacturing of Product Candidates for IND Enabling Studies. Following Merck’s request for a meeting pursuant to this Section 2.2.4 and mutual agreement on the technology transfer strategy, Merck may elect in its sole discretion to designate a Proposed Product Candidate as a Product Candidate and provide written notice to Company informing them of such election. Parties shall thereafter work to execute on the mutually-agreed upon technology transfer strategy.

Merck shall be entitled to utilize the services of its Affiliates and Third Parties to perform its Research Program activities, provided that all such Affiliates and Third Parties are bound or agree to be bound by confidentiality and non-use obligations no less stringent than that contained in this Agreement. Company shall be entitled to utilize the service of Third Parties to perform its Research Program activities only upon Merck’s prior written consent or as specifically set forth in Schedule 2.1. Notwithstanding the foregoing, each Party shall remain at all times fully liable for its respective responsibilities under the Research Program.

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2.3	Use of Research Funding. Company shall apply any Research funding it receives from Merck under this Agreement solely to carry out its Research Program activities in accordance with Schedule 2.1, as may be revised from time to time pursuant to Section 2.1, and the terms and conditions of this Agreement. Apart from the foregoing, each Party shall be responsible for its own cost and expense in carrying out its activities under the Research Program.

2.4	Joint Steering Committee. The Parties hereby establish a committee to facilitate the Research Program as follows:

2.4.1	Composition of the Joint Steering Committee. The Research Program shall be conducted under the direction of a joint steering committee (the “Joint Steering Committee”) comprised of two (2) Merck representatives (who shall be employees of Merck or its Affiliate, as applicable) and two (2) Company representatives (who shall be employees of Company or its Affiliate, as applicable). Each Party may change its representatives on the Joint Steering Committee from time to time in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representative(s) or consultant(s) may from time to time, by mutual consent of the Parties, be invited to attend Joint Steering Committee meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 4.1. The Joint Steering Committee shall be chaired by a representative of Merck. The role of the chairperson shall be to preside in person or telephonically at meetings of the Joint Steering Committee, to prepare and circulate agendas and to ensure the preparation of minutes. The chairperson of the Joint Steering Committee will be responsible for preparing reasonably detailed written minutes of all Joint Steering Committee meetings that reflect, without limitation, material decisions made at such meetings. The chairperson shall send draft meeting minutes to each member of the Joint Steering Committee for review and approval reasonably promptly after each meeting. Such minutes will be deemed approved unless one or more of the members of the Joint Steering Committee objects to the accuracy of such minutes within ten (10) business days of receipt. Decisions of the Joint Steering Committee shall be made unanimously by the representatives. In the event that the Joint Steering Committee cannot or does not, after reasonable good faith efforts, reach agreement on an issue, the resolution and/or course of conduct shall be determined by Merck, in its sole discretion.

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2.4.2	Scope of Joint Steering Committee Oversight. The Joint Steering Committee shall be responsible for overseeing the Research Program, including to: (i) review and amend the Research Program activities set forth in Schedule 2.1 as may be revised from time to time pursuant to Section 2.1; (ii) review and coordinate the Parties’ activities under the Research Program; (iii) confer regarding the status of the Research Program and the progress under the Research Program and to make determinations and decisions in connection with the activities under the Research Program (including issues of priority); (iv) review relevant data under the Research Program; (v) consider and advise on any technical issues that arise under the Research Program; (vi) review and advise on any budgetary and economic matters relating to the Research Program which may be referred to the Joint Steering Committee; and (vii) to determine such other matters as allocated to the Joint Steering Committee hereunder. The Joint Steering Committee shall not have the authority to: (w) modify or amend the terms and conditions of this Agreement; (x) waive either Party’s compliance with the terms and conditions of this Agreement; (y) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (z) amend the Research Program activities in a manner that would increase the financial or other resource obligations imposed on the Company beyond the scope of those required under the then current planned activities, and if such amendment would increase such financial or other resource obligations, then such amendment must be mutually agreed to by the Parties in writing; provided that, for the avoidance of doubt if the work proposed in the amendment to the Research Program activities could be performed with the financial or other resource obligations then currently being funded by Merck and such work would not impose additional financial obligations on Company beyond the then current Research Program activities, Company shall perform such work at no additional charge and the Research Program activities shall automatically be deemed to be amended to include such work as proposed by the Joint Steering Committee.

2.4.3	Meetings. During the Research Program Term, the Joint Steering Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Company and Merck facilities (or such other location may be determined by the Joint Steering Committee). Alternatively, the Joint Steering Committee may meet by means of teleconference, videoconference or other similar communications equipment. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

2.4.4	Disbandment of Joint Steering Committee. Upon completion (or earlier termination) of the Research Program, the Joint Steering Committee shall be disbanded and shall have no further authority with respect to the activities hereunder.

2.5	Alliance Managers.

2.5.1	Appointment. Each Party shall have the right to appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement (each an “Alliance Manager”). Such persons shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers shall have the right to attend all Joint Steering Committee meetings as non-voting participants and may bring to the attention of the Joint Steering Committee any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may designate different Alliance Managers by notice in writing to the other Party.

2.5.2	Responsibilities of the Alliance Managers. The Alliance Managers, if appointed, shall have the responsibility of creating and maintaining a constructive work environment between the Parties. Without limiting the generality of the foregoing, each Alliance Manager shall:

(a)	identify and bring disputes and issues that may result in disputes (including without limitation any asserted occurrence of a material breach by a Party) to the attention of the Joint Steering Committee in a timely manner, and function as the point of first referral in all matters of conflict resolution;

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(b)	provide a single point of communication for seeking consensus both internally within the Parties’ respective organizations and between the Parties;

(c)	plan and coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(d)	take responsibility for ensuring that meetings and the production of meeting agendas and minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

2.6	Patent Committee. The Parties hereby establish a committee to facilitate the filing, prosecution and maintenance of Patent Rights as follows:

2.6.1	Establishment. Within sixty (60) days after the Effective Date, the Parties shall establish a patent committee (the “Patent Committee”) to discuss, oversee and coordinate the filing, prosecution, maintenance and enforcement of Merck Patent Rights, Company Patent Rights and Joint Patent Rights; and the filing of Patent Rights on Information and Inventions (with the exception of Other Information and Inventions which are not Joint Information and Inventions); and defense against claims of infringement of Third Party patents related to the intellectual property licensed or practiced under this Agreement. The Patent Committee will provide recommendations to the Parties regarding the filing, prosecution, maintenance and enforcement of such Patent Rights and related intellectual property matters.

2.6.2	Membership; Meetings. The Patent Committee shall be composed of one (1) employee from each of Merck and Company knowledgeable in U.S. patent law and the technology areas that are the subject of this Agreement. The Patent Committee shall meet, in person, by teleconference, or by video-teleconference, at least one (1) time per Calendar Quarter, or more or less often as the Parties shall determine. In-person meetings shall alternate between Company and Merck locations within the United States whenever possible unless otherwise agreed by the Parties. The first such meeting shall be within ninety (90) days after the Effective Date. Any member of the Patent Committee may designate a substitute, who shall be an employee of the applicable Party, to attend with prior written notice to the other Party. Ad hoc guests who are subject to written confidentiality obligations at least as stringent as the provisions in Article 4 may be invited to Patent Committee meetings. Each Party may replace its Patent Committee members with other of its employees with the qualifications set forth in this Section 2.6.2, at any time, upon written notice to the other Party.

2.6.3	Recommendations; Limitations on Patent Committee. Recommendations of the Patent Committee shall be made by consensus, with each Party having collectively one (1) vote in all decisions. The Patent Committee shall have only such powers as are specifically delegated to it in this Agreement and such powers shall be subject to the terms and conditions set forth herein. Without limiting the generality of the foregoing, the Patent Committee shall have no power to amend this Agreement, the Research Program or any written Research plan. Recommendations where the Patent Committee is unable to reach a consensus are determined as follows:

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(a)	Merck shall have final decision-making authority with respect to any dispute relating specifically to Cue Biologics-Specific Information and Inventions, Cue Biologics Patent Rights, and Merck Other Information and Inventions;

(b)	Company shall have final decision-making authority with respect to any dispute relating specifically to Platform Information and Inventions, Platform Patent Rights, and Company Other Information and Inventions; and

(c)	The Patent Committee shall seek to resolve disputes concerning recommendations on Joint Other Information and Inventions. If the Patent Committee is unable to reach a consensus recommendation on a matter that relates to the Joint Other Information and Inventions within thirty (30) days after it has met and attempted to reach such recommendation, then either Party may refer such matter for resolution by nominated executives of each Party.

The Patent Committee shall provide status updates to the Joint Steering Committee once per Calendar Quarter as long as the Joint Steering Committee is in existence and, thereafter, to the Parties.

Company shall update Schedule 1.1 and provide such updated schedule to the Patent Committee on a monthly basis.

2.6.4	Duration of Patent Committee. The Patent Committee shall endure for the Term and, by mutual agreement, beyond the Term.

2.7	Exchange of Information. Following execution of this Agreement, and during the term of the Research Program, Company shall on a quarterly basis and at least ten (10) days before each Joint Steering Committee meeting disclose to Merck in English and in writing or in an electronic format, any: [***]. Notwithstanding the foregoing, the Information exchanged pursuant to this Section 2.7 or the subject of a Company representation pursuant to Article 6 does not in any way limit the definition of Company Know-How as employed throughout the Agreement.

2.8	Records and Reports.

2.8.1	Records. Company shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by Company.

2.8.2	Copies and Inspection of Records. Merck shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of Company referred to in Section 2.8.1. Merck shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1. Merck shall have the right to arrange for its employee(s) and/or consultant(s) involved in the activities contemplated hereunder to visit the offices and laboratories of Company and any of its Third Party contractors as permitted under Section 2.2 during normal business hours and upon reasonable notice, and to discuss the Research Program work and its results in detail with the technical personnel and consultant(s) of Company. Upon request, Company shall provide copies of the records described in Section 2.8.1.

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2.8.3	Quarterly Reports. Within thirty (30) calendar days following the end of each Calendar Quarter during the term of this Agreement, Company shall provide to Merck a written progress report in English which shall describe the work performed to date on the Research Program, evaluate the work performed in relation to the goals of the Research Program and provide such other information as may be required by the Research Program or reasonably requested by Merck relating to the progress of the goals or performance of the Research Program. For clarity, all such reports shall be considered the confidential Information of Merck.

2.9	Research Information and Inventions. The entire right, title and interest in:

2.9.1	Company Information and Inventions shall be owned solely by Company;

2.9.2	Merck Information and Inventions shall be owned solely by Merck; and

2.9.3	Joint Information and Inventions shall be owned jointly by Company and Merck.

Company shall promptly disclose to Merck in writing the development, making, conception or reduction to practice of Company Information and Inventions and Joint Information and Inventions. For the purposes of determining ownership under this Section 2.9, inventorship shall be determined in accordance with United States patent laws (regardless of where the applicable activities occurred). Subject to the licenses granted to the other party under this Agreement and the other terms and conditions of this Agreement, each Party shall have the non-exclusive right to exploit its interest in Joint Information and Inventions and Joint Patent Rights, and to grant licenses under its interest in Joint Information and Inventions and Joint Patent Rights, as it deems appropriate, without the consent of, and without accounting to, the other Party; provided, however, that for clarity, the foregoing joint ownership rights shall not be construed as granting, conveying or creating any license or other rights to the other Party’s intellectual property, unless otherwise expressly set forth in this Agreement; and further provided that, in the event that any Joint Patent Rights claim or cover a Compound or the Manufacturing process therefor, Company shall not grant any license under its interest in such Joint Patent Rights to any Third Party without Merck’s prior written consent.

2.10	Research Program Term. The term of the Research Program shall commence on the Effective Date and continue until the later of: (i) election of [****] Product Candidates; or (ii) [****] from the Effective Date, except as provided below in Section 2.10.1 or as otherwise stated herein.

2.10.1	Extensions. The term of the Research Program may be extended by Merck at its sole discretion for a total of [****] additional years on a year-by-year basis. To exercise each of these extensions, Merck shall provide written notice of such request at least ninety (90) days prior to the expiration of the then current Research Program term. For each extension exercised pursuant to this Section 2.10.1, the Parties shall work together to mutually agree on a revised Research Program and Schedule 2.1. Such revised Research Program shall be encompassed within the definition of Research Program for purposes of this Agreement.

2.11	Exclusive Efforts.

2.11.1	Cue Biologics, Compounds, Indication Specific Peptides. During the Research Program Term, Company shall keep Merck informed of any Indication Specific Peptide or of any Cue Biologic or Compound that is Researched or Developed for use in an Initial Indication. During the Research Program Term, Company shall, and shall cause its Affiliates and Third Parties working on Company’s behalf to, work exclusively (even as to Company itself) with Merck in efforts to research, develop, make, have made, use, sell, offer for sale, import or otherwise exploit, or license any rights in intellectual property to any Cue Biologic, Compound, or Indication Specific Peptide for an Initial Indication, other than for performing Company’s obligations under the Research Program in accordance with this Agreement.

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2.11.2	Cue Platform Biologics. Company, its Affiliates and Third Parties working on Company’s behalf, may independently engage in research, discovery, development and commercialization of Cue Platform Biologics: (i) for any purpose outside of Autoimmune Disease from the Effective Date until the earlier of a) achievement of Proof of Mechanism for the first Cue Biologic, or b) eighteen (18) months after Company’s written notice to the Joint Steering Committee of the First Collaborative Cue Biologic; and (ii) for any purpose other than an Initial Indication, from the first of the (a) or (b) conditions to be achieved in Section Error! Reference source not found. (i) for the remainder of the Term of this Agreement. Company may seek a waiver pursuant to Section Error! Reference source not found should Company wish to engage in the research, discovery and/or development of a Cue Platform Biologic beyond the purposes outlined above.

2.11.3	Company Forbearance.

2.11.3.1	From the Effective Date until the earlier of a) Achievement of Proof of Mechanism for the first Cue Biologic, or b) eighteen (18) months after Company’s written notice to the Joint Steering Committee of the First Collaborative Cue Biologic, Company hereby covenants and agrees that it will not alone or with Third Parties research, develop, make, have made, use, sell, offer for sale, import, or otherwise exploit, or license any rights in intellectual property to, any Peptide or biologic in the treatment of an Autoimmune Disease. Company shall, and shall cause its Affiliates to, furthermore expressly exclude from the scope of any license, assignment, transfer, conveyance, grant, agreement or covenant between Company (and/or an Affiliate) and a Third Party any rights with respect to any Peptide or biologic for the treatment of an Autoimmune Disease. During this period, Company may seek a waiver pursuant to Section Error! Reference source not found. should Company wish to engage in the research, discovery and/or development of a Cue Platform Biologic for the treatment of an Autoimmune Disease.

2.11.3.2	From Proof of Mechanism for the first Cue Biologic to the end of the Agreement Term. Company hereby covenants and agrees that it will not alone or with Third Parties research, develop, make, have made, use, sell, offer for sale, import or otherwise exploit, or license any rights in intellectual property to, use of any Peptide or biologic in the treatment of an Initial Indication. Company shall, and shall cause its Affiliates to, furthermore expressly exclude from the scope of any license, assignment, transfer, conveyance, grant, agreement or covenant between Company (and/or an Affiliate) and a Third Party any rights with respect to any Peptide or biologic for the treatment of an Initial Indication.

2.11.4	[****]. From the Effective Date until [***], and subject to the provisions of Section 2.11.6 below relating to Company Candidates, Company may.

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2.11.5	Discontinued Initial Indication.

2.11.5.1	Merck Discontinuance. Subject to the provisions of Section Error! Reference source not found. below relating to Company Candidates, following the Research Program Term, should Merck decide through an authorized executive committee to discontinue the Research, Development and/or Commercialization of any Compound or Product for one of the Initial Indications, Merck shall promptly provide written notice (“Merck Discontinuance”) to Company of same (such Initial Indication a “Discontinued Initial Indication”), and Company shall have the opportunity upon Company notification to the Joint Steering Committee to engage in the Research and Development of a Peptide or biologic for such Discontinued Initial Indication; [***]. Such Company notification shall, subject to the provisions of Section Error! Reference source not found., constitute a waiver with respect to Company’s obligations pursuant to any of Sections Error! Reference source not found. through Error! Reference source not found. with respect to such Discontinued Indication. Company may request a review by a Merck authorized executive committee as referred to in this Section 2.11.5 to determine whether the Research, Development and Commercialization of any Compound or Product for an Initial Indication should be discontinued if a period of eighteen (18) months has passed since Merck has provided a Progress Report pursuant to Section Error! Reference source not found. showing active Research, Development or Commercialization of a Compound or Product and Merck has not made a decision to discontinue Research, Development and Commercialization of any Compound or Product for such Initial Indication through an authorized executive committee.

2.11.5.2	Company Discontinuance. Notwithstanding the foregoing, if the Research Program Term expires and Merck is not continuing to Research, Develop or Commercialize a Product Candidate having as a component thereof an Indication Specific Peptide in any allele which is associated with one of the Initial Indications, such one Initial Indication shall constitute a Discontinued Initial Indication and Company shall have the opportunity upon Company notification to the Joint Steering Committee (“Company Discontinuance”) to engage in the Research and Development of a Peptide or biologic for such Discontinued Initial Indication, [***]

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2.11.6	Company Candidate(s).

2.11.6.1	Company Candidate(s). Following the earlier of: (i) the first waiver granted pursuant to Section 2.11.4 ; or (ii) the discontinuance of any Research, Development and Commercialization of any Compound or Product for an Initial Indication pursuant to Section 2.11.5, until the date which is [***] after the end of the Research Program Term, Company shall provide to Merck by January 1st and June 1st of each Calendar Year a written summary of Company’s activities in researching, developing or commercializing a Cue Platform Biologic pursuant to a waiver granted in Section 2.11.4, or a Peptide or biologic for a Discontinued Indication pursuant to Section 2.11.5. No written summary is required in the event that Company has no such activities. In the event that: (i) Company: (a) researches or develops a Cue Platform Biologic during the Research Program Term pursuant to a waiver granted in Section 2.11.4 and said Cue Platform Biologic is researched or developed for an Initial Indication; or (b) researches or develops a Peptide or biologic for a Discontinued Initial Indication pursuant to Section 2.11.5 during the Research Program Term or within the [***] period after the end of the Research Program Term; and (ii) such Cue Platform Biologic, Peptide or biologic, as applicable, demonstrates a biologically significant effect in testing consistent with that required to achieve Proof of Mechanism in Table 3 of Schedule 2.1 Research Program (“Company Candidate”), then Company shall so notify Merck and provide Merck with the information in Company’s possession relating to such Company Candidate and the testing to establish Proof of Mechanism. Thereafter, Merck shall have ninety (90) days (the “Evaluation Period”) in which to inform Company in writing whether it wishes to designate such Company Candidate as a Proposed Product Candidate. During the Evaluation Period, Company shall promptly provide Merck with any additional information relating to the Company Candidate in Company’s possession that is requested by Merck, and the Parties shall extend the Evaluation Period as reasonably necessary in order to: (i) perform any additional testing required to establish Proof of Mechanism as set forth in this Agreement; and (ii) provide Merck with a reasonable period of time to consider such additional testing. The obligations of this provision shall apply regardless of whether the Agreement has been previously terminated. Company (and its Affiliates) shall not assign, transfer, convey or otherwise grant to any Person or otherwise encumber (including through lien, charge, security interest, mortgage, encumbrance or otherwise) any rights to a Company Candidate or any Company Know-How, Company Patent Rights or Company’s interest in Joint Patent Rights related to said Company Candidate (or any rights to any intellectual property that would otherwise be included in such Company Know-How, Company Patent Rights or Joint Patent Rights), in any manner that is inconsistent with or would interfere with the grant of the rights or licenses to Merck in this Section 2.11.6; and any such assignment, transfer, conveyance or grant of rights or licenses from Company or an Affiliate in violation thereof or inconsistent therewith shall be void ab initio.

2.11.6.2	Designation of a Company Candidate as a Proposed Product Candidate. In the event that Merck agrees in writing during the Evaluation Period to designate the Company Candidate as a Proposed Product Candidate, then Merck shall commence Commercially Reasonable Efforts to Research, Develop and Commercialize the Proposed Product Candidate under the same financial terms contained in this Agreement, including payment of the [***] milestone for Proof of Mechanism set forth in Section 5.2.1 if such milestone has not previously been paid; and the definition of “Cue Biologic”, for all purposes in the Agreement including definitions directly and indirectly reliant thereon (e.g., Product Candidate, Compound, Product), shall thereafter be amended to include the Company Candidate. In the event that this Agreement has been terminated prior to such designation, then the Parties shall execute a new agreement for such Company Candidate which shall contain: (i) the same financial terms; (ii) an exclusive license from Company to Merck for Merck to make, have made, use, import, offer to sell and sell said Company Candidate (and Compound or Product derived therefrom); and (iii) substantially similar other terms to this Agreement as relevant to a Proposed Product Candidate, Product Candidate, Compound and Product (as if derived from a Company Candidate), including but not limited to the treatment of confidential information and intellectual property resulting from said Company Candidate (and Proposed Product Candidate, Product Candidate, Compound or Product derived therefrom) or the research, development, manufacture and commercialization thereof; together with such other terms as the Parties deem appropriate at that time.

2.11.6.3	Non-Designation of a Company Candidate as a Proposed Product Candidate. In the event that Merck does not agree in writing during the Evaluation Period to designate such Company Candidate as a Proposed Product Candidate, then Company shall have no other obligation to Merck regarding such Company Candidate and Company’s further research and development of the Company Candidate shall not violate the exclusive efforts provisions of Section 2.11.

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2.12	Compliance with Law and Ethical Business Practices.

2.12.1	Company shall conduct the activities of the Research Program in accordance with all relevant applicable laws, rules and regulations including, without limitation, all current governmental regulatory requirements concerning Good Laboratory Practices. Company shall notify Merck in writing of any deviations from applicable regulatory or legal requirements if Company becomes aware of any such deviation. Company hereby certifies that it has not and will not employ or otherwise use in any capacity the services of any person or entity debarred under Section 21 USC 335a in performing any services hereunder. Company shall notify Merck in writing immediately if any such debarment occurs or comes to its attention, and shall promptly remove any person or entity so disbarred from performing any activity or function or capacity related to the Research Program. Merck shall have the right, in its sole discretion, to terminate this Agreement immediately in the event that Company fails to promptly remove any such persons.

2.12.2	Company acknowledges that Merck’s corporate policy requires that Merck’s business must be conducted within the letter and spirit of the law. By signing this Agreement, Company agrees to conduct the services contemplated herein in an ethical, reasonable and lawful manner.

2.12.3	Specifically, Company warrants that none of its employees, agents, officers or other members of its management are officials, officers, agents, representatives of any government or international public organization. –NOTE: FOR A LIST OF "American institutions of research, public international organizations and designations under the International Immunities Act" SEE Section 316.20 at http://www.ecfr.gov/cgi-bin/retrieveECFR?gp=&SID=d2739abeb6ca1764c5defa8607248f64&n=8y1.0.1.3.68&r=PART&ty=HTML#8:1.0.1.3.68.0.1.14 Company shall not make any payment, either directly or indirectly, of money or other assets, including but not limited to the compensation Company derives from this Agreement (hereinafter collectively referred as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred as “Officials”) where such Payment would constitute violation of any law. In addition regardless of legality, Company shall make no Payment either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of Merck’s business.

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2.12.4	Company acknowledges that no employee of Merck or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by Company or its agents to any Third Party in violation of terms of this or any other provisions of this Agreement.

2.12.5	Company certifies to Merck that as of the date of this Agreement that Company has screened itself, and its officers, directors and employees against the Exclusions Lists and that it has informed Merck whether Company, or any of its officers or directors has been in Violation. After the execution of this Agreement, Company shall notify Merck in writing immediately if any such Violation occurs or comes to its attention.

2.12.6	Company’s failure to abide by the provisions of Section 2.12 shall be deemed a material breach of this Agreement. In the event that Company fails to cure such failure within the time specified in Section 8.3.1(a) after being notified by Merck of such failure, Merck may in such case and with immediate effect terminate this Agreement at its sole discretion upon written notice to Company and without prejudice to any other remedies that may be available to Merck.

2.12.7	Company shall indemnify and hold Merck and any of its Affiliates harmless from and against any and all liabilities (including all costs and reasonable attorneys’ fees associated with defending against such claims) that may arise by reason of the negligent or willful acts or omissions of Company or its agents which would constitute a violation of Section 2.12.

2.12.8	Company shall indemnify and hold Merck and any of its Affiliates harmless from and against any and all liabilities (including all costs and reasonable attorneys’ fees associated with defending against such claims) that may arise by reason of the careless, negligent or willful acts or omissions of Third Parties acting on Company’s behalf which would constitute a violation of Section 2.12. [***]

2.13	Use of Human Materials. If any human cell lines, tissue, human clinical isolates or similar human-derived materials (“Human Materials”) have been or are to be collected and/or used in the Research Program, Company represents and warrants: (i) that it has complied, or shall comply, with all applicable laws, guidelines and regulations relating to the collection and/or use of the Human Materials; and (ii) that it has obtained, or shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection and/or use of such Human Materials. Company shall provide documentation of such approvals and consents upon Merck’s request. Company further represents and warrants that such Human Materials may be used as contemplated in this Agreement without any obligations to the individuals or entities (“Providers”) who contributed the Human Materials, including, without limitation, any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with, or commercial use of, the Human Materials for any purpose.

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2.14	Animal Research. If animals are used in research hereunder, Company will comply with the Animal Welfare Act or any other applicable local, state, national and international laws and regulations relating to the care and use of laboratory animals. Merck encourages Company to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Company hereby certifies that it has and shall maintain current and valid accreditation from AAALAC during the Term. Any animals which are used in the course of the Research Program, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes.

Article 3 LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION.

3.1	License Grants.

3.1.1	Company hereby grants to Merck an exclusive sublicense (even as to Company) in the Field and in the Territory under Company’s rights in the Einstein Patent Rights and Einstein Know-How, with the right to grant and authorize sublicenses, for any and all uses, including without limitation: (i) to make, have made or use Cue Biologics; (ii) to make, have made, use, import, offer to sell and sell Compound(s) and/or Product(s); and (iii) to otherwise carry out activities contemplated under this Agreement; all within the Field.

3.1.2	Company hereby grants to Merck an exclusive license (even as to Company) in the Field and in the Territory under Cue Patent Rights, Cue Know-How, and Company’s interest in Joint Patent Rights, with the right to grant and authorize sublicenses, for any and all uses, including without limitation: (i) to make, have made or use Cue Biologics; (ii) to make, have made, use, import, offer to sell and sell Compound(s) and/or Product(s); and (iii) to otherwise carry out activities contemplated under this Agreement; all within the Field.

3.1.3	[***]

3.1.4	Notwithstanding the scope of the exclusive sublicenses and licenses granted to Merck under Section 3.1.1 and Section 3.1.2, Company shall retain the rights under the Company Know-How, Company Patent Rights and Joint Patent Rights during the Research Program Term solely in connection with performing Company’s obligations under the Research Program in accordance with this Agreement to: (i) research, develop, make, have made, sell, offer to sell, import and use in the Territory, Cue Biologics, Compounds, Products and any invention claimed in or covered by Company Patent Rights or Joint Patent Rights; and (ii) use Company Know-How.

3.1.5	[***]

3.2	Non-Exclusive License Grant. In the event that either: (i) the making, have made or use by Merck or its Related Parties of any Cue Biologics during the term of this Agreement; or (ii) the making, having made, use, import, offer for sale and/or sale by Merck or its Related Parties of Compound or Product in the Territory would infringe a claim of an issued letters patent that Company (or its Affiliate) Controls and which patents are not covered by the grant in Section 3.1, Company hereby grants to Merck, to the extent Company is legally able to do so, a non-exclusive, sublicensable, royalty-free license in the Territory under such issued letters patent for Merck and its Related Parties to conduct such activities with respect to the Cue Biologics, Compounds and Products for all activities in the Field.

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3.3	No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications owned or Controlled by the other Party or its Affiliates.

3.4	No Grant of Inconsistent Rights by Company. Company (and its Affiliates) shall not assign, transfer, convey or otherwise grant to any Person or otherwise encumber (including through lien, charge, security interest, mortgage, encumbrance or otherwise): (i) any rights to any Company Know-How, Company Patent Rights or Company’s interest in Joint Patent Rights (or any rights to any intellectual property that would otherwise be included in the Company Know-How, Company Patent Rights or Joint Patent Rights), in any manner that is inconsistent with or would interfere with the grant of the rights or licenses to Merck hereunder; (ii) any rights to any Cue Biologic prior to the expiration of the Research Program Term (provided that Company shall grant to Merck the rights to the Cue Biologics as set forth herein); or (iii) any rights to any Compounds or Products (provided that Company shall grant to Merck the rights to the Compounds and Products as set forth herein). Without limiting the foregoing, during the Term, (x) Company (and its Affiliates) shall not use (and shall not grant to any Third Party the right to use) any Cue Biologics (prior to the expiration of the Research Program Term) or Compounds or Products for any purposes (including the Research, Development, Manufacturing or Commercialization thereof), except for Company’s performance of the activities to be performed by Company under the Research Program in accordance with this Agreement and (y) Company (and its Affiliates) shall not provide or otherwise transfer to any Third Parties any Company Know-How which constitutes Cue Biologics-Specific Information and Inventions, for use in the Field.

3.5	Development and Commercialization. Merck shall use Commercially Reasonable Efforts, at its own expense, to Research, Develop and Commercialize a Compound or Product. Company shall timely supply adequate and sufficient amounts of Product Candidates through IND Enabling Studies for each Product Candidate. Merck shall reimburse Company for its reasonable expenses in supplying such adequate and sufficient amounts. Following the Research Program Term, upon Company’s written request which shall be no more frequently than once per year, Merck shall provide a written summary of Merck’s activities in Researching, Developing and/or Commercializing a Compound or Product (“Progress Report”).

3.6	Excused Performance. In addition to the provisions of Article 6, the obligations of Merck with respect to any Product under Section 3.5 are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Compound or Product, and the obligation of Merck to Research, Develop or Commercialize any such Compound or Product shall be delayed or suspended so long as in Merck’s good faith determination any such condition or event exists. Where such adverse condition or event exists, Merck will provide written notice as soon as practicable of a delay or suspension exercised under this Section 3.6.

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3.7	Regulatory Matters. In the event that Merck determines that any regulatory filings for any Compounds and/or Products are required for any activities hereunder (including any activities under the Research Program), including INDs, NDAs and other Marketing Authorizations (as applicable), then as between the Parties, Merck (or its Affiliate or Related Party) shall have the sole right, in its discretion, to obtain such regulatory filings (in its (or its Affiliate’s or its Related Party’s) name) and as between the Parties, Merck (or its Affiliate or its Related Party) shall be the owner of all such regulatory filings. As between the Parties, Merck (or its Affiliate or Related Party) shall have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to the Compounds and/or Products (including during the Research Program Term). For clarity, Company shall have no right to, and shall not, make any regulatory filings related to any Compounds or Products or otherwise interact with any Regulatory Authorities with respect to the Compounds or Products.

3.8	Sublicenses. Merck shall ensure that all sublicenses of the Cue Patent Rights and Cue Know-How granted by Merck under this Agreement comport with the terms of this Agreement, and that all sublicenses of the Einstein Patent Rights and Einstein Know-How granted by Merck under this Agreement comport with the terms of this Agreement and the Amended and Restated Einstein License Agreement.

Article 4 CONFIDENTIALITY AND PUBLICATION.

4.1	Nondisclosure Obligation. All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

4.1.1	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

4.1.2	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

4.1.3	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

4.1.4	is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;

4.1.5	is disclosed to governmental or other regulatory agencies in order to obtain patents on Inventions in accordance with Article 7 herein or to gain or maintain approval to conduct clinical trials on Compound or Product or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or approvals;

4.1.6	is deemed necessary by Merck to be disclosed to Related Parties, agent(s), consultant(s), and/or other Third Parties for any and all purposes Merck and its Affiliates deem necessary or advisable in the ordinary course of business to achieve the objectives of this Agreement on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than ten (10) years; or

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4.1.7	is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such attorneys, independent accountants and financial advisors shall be no less than ten (10) years.

4.1.8	is deemed necessary by the receiving Party to be disclosed to such Party’s executives, management and other advisors, including but not limited to members of the Board of Directors and/or Scientific Advisory Board, consultants, bankers, lenders, existing and prospective bona fide investors, and prospective merger and/or acquisition partners (“Representatives”) on the following conditions: [***].

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

If a Party is required by judicial or administrative process (including a request for discovery received in an arbitration or litigation proceeding), or by a statute, regulation or rule of law (e.g., securities laws, rules and regulations), to disclose information that is subject to the non-disclosure provisions of this Section 4.1 or Section 4.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1 and Section 4.2, and the Party disclosing information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such information. The Parties will consult and cooperate fully with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or similar governmental agency in the U.S. or abroad, or as otherwise required by law.

4.2	Company Know-How. During the period from the Effective Date until achievement of Proof of Mechanism for the first Cue Biologic, Company agrees to keep all Company Know-How specifically related to any Cue Biologic, Compound, Product, Indication Specific Peptide, or any Peptide or biologic which is of utility for [****] confidential subject to Section 4.1. Upon achievement of Proof of Mechanism for the first Cue Biologic, Company agrees to keep all Company Know-How specifically related to any Cue Biologic, Compound, Product, Indication Specific Peptide or any Peptide or biologic which is of utility for [****] confidential subject to Section 4.1. In the event that a Company Candidate is not designated as a Proposed Product Candidate pursuant to Section 2.11.6.3, then with respect to such Company Know-How which is specifically related to to such Proposed Product Candidate (and not related to any other molecule which is a subject of the Agreement) Company’s obligations of confidentiality shall cease.

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4.3	Publication. Each Party to this Agreement recognizes that the publication or disclosure of papers, presentations, abstracts or any other written or oral presentations regarding results of and other information regarding the subject matter of this Agreement, including the Research Program, may be beneficial to both Parties. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Accordingly, except for disclosures permitted pursuant to Section 4.1 each Party shall have the right to review and approve any paper or presentation proposed for disclosure by the other Party which utilizes data related to the Research Program, Cue Biologic, Compound or Product and/or includes confidential Information of the other Party. Before any such paper or presentation is disclosed, the Party proposing disclosure shall deliver a complete copy to the other Party at least sixty (60) days prior to submitting the paper to a publisher or making the presentation to a Third Party. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of up to ninety (90) days as necessary to enable patent applications protecting each Party's rights in such information to be filed in accordance with Article 7. Upon expiration of such ninety (90) days, the publishing Party shall be free to proceed with the publication or presentation. Notwithstanding the foregoing, if the reviewing Party requests modifications to the publication or presentation including the deletion of certain proprietary information, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information (including but not limited to information related to Cue Biologics-Specific Information and Inventions) prior to submission of the publication or presentation. The disclosing Party shall comply with any such requests of the reviewing Party.

4.4	Publicity/Use of Names/Press Releases. No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law. If a Party is required by a statute, regulation or rule of law (e.g., securities laws, rules and regulations), to disclose the existence, or the terms, of this Agreement or the name, trademark, trade name or logo of the other Party, such Party shall promptly inform the other Party of the disclosure that is being sought and provide for a period of at least ten (10) days, or if the period provided by statute, regulation or rule of law is less than ten (10) days, the maximum period allowable thereunder in order to provide the other Party an opportunity to review the disclosure, provide comments, and challenge or limit the disclosure obligations. Information that is disclosed shall remain otherwise subject to the confidentiality and non-use provisions of Section 4.1 and Section 4.2, and the Party disclosing information shall take all steps reasonably necessary, to ensure the continued confidential treatment of such information. The Parties will furthermore consult and cooperate fully with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or similar governmental agency in the U.S. or abroad, or as otherwise required by law.

Article 5 PAYMENTS; ROYALTIES AND REPORTS

5.1	License Fee. In consideration for the licenses and other rights granted to Merck herein under the Company Patent Rights, Company Know-How and Company’s interest in Joint Patent Rights, upon the terms and conditions contained herein, Merck shall pay to Company US$ 2,500,000 (two million five hundred thousand) payable within thirty (30) days after the Effective Date. Company shall use these funds to pay for Contract Research as that term is defined in the Amended and Restated Einstein License Agreement.

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5.2	Milestone Payments. Subject to the terms and conditions of this Agreement, Merck shall pay to Company the following milestone payments, for which Merck or any Related Party achieves, or Company achieves and Merck confirms, the following milestone events hereunder during the Term:

5.2.1	Research Collaboration Milestones.

	Milestone Event	Payment to Company
1.	[***]	[***]
2.	[***]	[***]

5.2.2	Development and Regulatory Milestones.

	Milestone Event	Payment to Company
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
7.	[***]	[***]
8.	[***]	[***]
9.	[***]	[***]

5.3	Merck shall notify Company in writing within sixty (60) days following the achievement of each milestone set forth in Section 5.2.1 and Section 5.2.2. With respect to the achievement of a milestone under Section 5.2.1 and milestones 1-9 under Section 5.2.2, Merck shall make the appropriate milestone payment within sixty (60) days after the achievement of such milestone. Unless otherwise agreed, the payments for Milestone Event 1 and at least the first two successful Proofs of Concept for Milestone Event 2 shall be used by Company to pay for “Contract Research” as that term is defined in the Amended and Restated Einstein License Agreement. The milestone payments pursuant to Section 5.2.1 and Section 5.2.2 shall be payable only upon the initial achievement of such milestone [****]; but in no event shall such milestone payment be paid [****]. Such milestones are independent of the royalty payments due under Section 5.4 and shall not offset or affect the payment of any royalty payments due under Section 5.4.

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5.4	Royalties.

5.4.1	Royalties Payable By Merck. Subject to the terms and conditions of this Agreement, Merck shall pay Company royalties, calculated on a Product-by-Product basis, as set forth in Section 5.4.

(a)	Patent Royalties. Subject to the provisions of Section 5.4.1(b), Merck shall pay Company royalties in an amount equal to the following percentage of Net Sales of Products by Merck or its Related Parties where the sale of Product would infringe a Valid Patent Claim in the country of sale:

(1)	[***] of Net Sales in the Territory in each Calendar Year up to and including [***];

(2)	[***] of Net Sales in the Territory in each Calendar Year for the portion of Net Sales exceeding [***] up to and including [***]; and

(3)	[***] of Net Sales in the Territory in each Calendar Year for the portion of Net Sales exceeding [***].

(b)	Know-How Royalty. Notwithstanding the provisions of Section 5.4.1(a), in countries where the sale of Product by Merck or its Related Parties would not infringe a Valid Patent Claim, Merck shall pay royalty rates that shall be set at [***] of the applicable royalty rate determined according to Section 5.4.1(a). Such royalties shall be calculated after first calculating royalties under Section 5.4.1(a).

(c)	Royalty tiers pursuant to Section 5.4.1(a) and Section 5.4.1(b) shall be calculated based on Net Sales of each Product in the Territory, provided that the determination of whether the royalty shall be calculated under Section 5.4.1(a) or Section 5.4.1(b) shall be determined on a country-by-country basis. Royalties on each Product at the rates set forth above shall continue on a country-by-country basis until the expiration of the later of: (i) the last-to-expire Valid Patent Claim claiming the Compound; or (ii) for a period of ten (10) years after First Commercial Sale of such Product in such country (the “Royalty Period”).

(d)	All royalties are subject to the following conditions:

(i)	that only one royalty shall be due with respect to the same unit of Product;

(ii)	that no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty shall be due and calculated upon Merck’s or its Related Party’s Net Sales to the first independent Third Party;

(iii)	no royalties shall accrue on the sale or other disposition of Product by Merck or its Related Parties for use in a Clinical Trial; and

(iv)	no royalties shall accrue on the disposition of Product in reasonable quantities by Merck or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

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5.4.2	Change in Sales Practices. The Parties acknowledge that during the term of this Agreement, Merck’s sales practices for the marketing and distribution of Product may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event the Parties agree to meet and reasonably discuss in good faith new ways of compensating Company to the extent currently contemplated under Section 5.4.1.

5.4.3	Royalties for [****]. In those cases in which [****], the royalty obligations of this Section 5.4 shall be applicable to the compensation and/or other amount of consideration received by Merck [****].

5.4.4	Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Compound or Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.4.1, then the royalty rate to be paid by Merck on Net Sales in that country under Section 5.4.1 shall be reduced to the rate paid by the compulsory licensee.

5.4.5	[***]

5.4.6	Royalty Rates. Notwithstanding any provision in this Agreement, where a royalty payment is due in a particular country, in no event shall Merck pay royalty rates on Net Sales of any Product in such country that are less than [***]. Accordingly, [***] the royalty rate can under no circumstance go lower than [***].

5.5	Reports; Payment of Royalty. During the term of this Agreement following the First Commercial Sale of a Product, Merck shall furnish to Company a quarterly written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by Merck and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement. Subject to the provisions of Section 9.2.2, if applicable, such reports shall be sufficiently detailed so as to permit company to independently determine the accuracy of the amount of royalties paid. Reports shall be due on the sixtieth (60th) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.6	Audits.

5.6.1	Upon the written request of Company and not more than once in each Calendar Year, Merck shall permit an independent certified public accounting firm of nationally recognized standing selected by Company and reasonably acceptable to Merck, at Company’s expense, to have access during normal business hours to such of the records of Merck as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Company only whether the royalty reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to Company. The accounting firm shall be given copies of all documents needed to accurately perform the accounting, with all provisions and terms necessary to accurately perform the accounting being unredacted.

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5.6.2	If such accounting firm correctly identifies an underpayment by Merck during such period, then Merck shall pay to Company the amount of the discrepancy within thirty (30) days of the date Company delivers to Merck such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Company, except in the situation that the accounting firm determines that Merck has underpaid by the greater of [***] or [***] the royalties it owed for any Calendar Year reviewed by the accounting firm. If such accounting firm correctly identified an overpayment by Merck during such period, then such overpayment shall be withheld from a next payment due from Merck to Company.

5.6.3	Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Company’s independent accountant to the same extent required of Merck under this Agreement.

5.6.4	Upon the expiration of twenty-four (24) months following the end of any Calendar Year, the calculation of royalties payable with respect to such Calendar Year shall be binding and conclusive upon Company, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such Calendar Year.

5.6.5	Company shall treat all financial information subject to review under this Section 5.6 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.7	Payment Exchange Rate. All payments to be made by Merck to Company under this Agreement shall be made in United States dollars and may be paid by check made to the order of Company or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Company from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Company shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system.

5.8	Income Tax Withholding. Company shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments made by Merck to Company under this Article 5 (“Agreement Payments”). If applicable laws, rules or regulations require the withholding of Taxes because of Company’s tax obligations, Merck shall make such withholding payments and shall subtract the amount thereof from the Agreement Payments. For clarity, Merck shall not deduct from Agreement Payments any Taxes withheld by Merck to satisfy Merck’s tax obligations. Merck shall submit to Company appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Merck shall provide Company reasonable assistance in order to allow Company to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments.

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Article 6 REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Effective Date:

6.1.1	such Party is duly organized and validly existing under the laws of the state or jurisdiction of its organization and has full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder;

6.1.2	the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party. This Agreement has been duly executed by such Party. This Agreement and any other documents contemplated hereby constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; and

6.1.3	the execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder will not: (i) in any respect violate any statute, regulation, judgment, order, decree or other restriction of any governmental authority to which such Party is subject; (ii) violate any provision of the corporate charter, by-laws or other organizational documents of such Party; or (iii) constitute a material violation or breach by such Party of any provision of any material contract, agreement or instrument to which such Party is a party or to which such Party may be subject although not a party.

6.2	Company Representations and Warranties. Company represents and warrants to Merck that as of the date of this Agreement:

6.2.1	all Patent Rights within the Company Patent Rights are in full force and effect, and, to the best of Company’s knowledge, the Company Patent Rights and Company Know-How exist and are not invalid or unenforceable, in whole or in part;

6.2.2	it has the full right, power and authority to enter into this Agreement, to perform the activities hereunder, including the Research Program, and to grant the license and sublicense granted hereunder (including under Article 3);

6.2.3	it (and its Affiliates) has not prior to the Effective Date: (i) assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Company Patent Rights or Company Know-How; or (ii) otherwise granted any rights to any Third Parties that would conflict with the rights granted to Merck hereunder;

6.2.4	it is the sole and exclusive owner or licensee of the Cue Patent Rights and Cue Know-How, all of which are (and shall be, in the case of Company Information and Inventions) free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Cue Patent Rights and Cue Know-How;

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6.2.5	to the best of Company’s knowledge, it is the sole and exclusive licensee of the Einstein Patent Rights and Einstein Know-How, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Einstein Patent Rights and Einstein Know-How, with the exception that Company is aware that the United States Government has sponsored certain related research of Albert Einstein and may have certain rights in any subject inventions resulting therefrom;

6.2.6	to the best of Company’s knowledge, the exercise of the license granted to Merck under the Company Patent Rights and Company Know-How, including without limitation the Research, Development, Manufacture, use, sale and import of Cue Biologics, Compounds and Products do not interfere with or infringe any intellectual property rights owned or possessed by any Third Party other than Albert Einstein;

6.2.7	there are no claims, judgments or settlements against or owed by Company (or any of its Affiliates) and no pending or threatened claims or litigation relating to the Company Patent Rights and Company Know-How;

6.2.8	to the best of Company’s knowledge, Company has disclosed to Merck all reasonably relevant information which Company reasonably believes to be necessary for Merck to accomplish the goals of the Research Program and any additional information requested by Merck regarding: (i) the Cue Biologics, Compounds or Products; and/or (ii) the Company Patent Rights and Company Know-How licensed under this Agreement, including: (a) any licenses and material agreements related to the Company Patent Rights, Company Know-How, Cue Biologics, Compounds and/or Products; and (b) and safety or efficacy information related to the Cue Biologics, Compounds and/or Products;

6.2.9	Company has disclosed to Merck the existence of any patent opinions related to the Company Patent Rights and Company Know-How licensed under this Agreement;

6.2.10	neither it nor any of its Affiliates has received any written notification from a Third Party that the Research, Development, Manufacture, use, sale or import of Cue Biologics, Compounds or Products infringes or misappropriates the Patent Rights or know-how owned or controlled by such Third Party, and Company has no knowledge that a Third Party has any basis for any such claim;

6.2.11	Company has complied with all existing country-specific laws and regulations involving inventor remuneration associated with the Company Patent Rights, including Article 6 of the Third Amendment of Chinese Patent Law;

6.2.12	Schedule 1.1 sets forth a true, correct and complete list of Company Patent Rights existing as of the Effective Date and such schedule contains all application numbers and filing dates, registration numbers and dates, jurisdictions and owners. The Company Patent Rights and Company Know-How constitute all intellectual property owned or otherwise controlled (through license or otherwise) by Company (or any of its Affiliates) as of the Effective Date that are necessary or useful for (or otherwise used by Company or any of its Affiliates in connection with), the Cue Biologics, Compounds and/or Products or the Research, Development, Manufacture, Commercialization and/or use thereof;

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6.2.13	to the best of Company’s knowledge, Company has disclosed to Merck all material information and data which Company reasonably believes to be necessary for Merck to accomplish the goals of the Research Program and any additional information requested by Merck, in each case related to the Research Program and/or any Cue Biologics, Compounds or Products, regardless of whether such data and information would have a positive, negative or neutral impact on the potential commercial, scientific or strategic value or attractiveness of the Research Program, any Cue Biologics, Compounds or Products;

6.2.14	Company has obtained all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by it as of the Effective Date, as applicable, in connection with the execution, delivery and performance of this Agreement;

6.2.15	neither Company nor any of its Affiliates has obtained, or filed for, any INDs, NDAs or Marketing Authorizations for any Cue Biologics, Compounds or Products, and, to the best of Company’s knowledge, no other Person has obtained, or filed for, any INDs, NDAs or Marketing Authorizations for any Cue Biologics, Compounds or Products;

6.2.16	to the best of Company’s knowledge, Company (and its Affiliates) has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under United States law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the Cue Biologics, Compounds or Products or otherwise in performing any portion of the Research Program.

6.2.17	to the best of Company’s knowledge, all research and development (including non-clinical studies) related to the Cue Biologics, Compounds and/or Products prior to the Effective Date has been conducted in accordance with all Applicable Laws;

6.2.18	except for the Third Party licenses and agreements resulting from the receipt of certain grants by Albert Einstein from the United States Government, there are no agreements (including any licenses), written or oral, granting any licenses or other rights to (or from) Company (or any of its Affiliates) relating to the Cue Biologics, Compounds or Products or the Company Know-How or Company Patent Rights;

6.2.19	with respect to each Third Party license: (i) it is in full force and effect; (ii) neither Company nor any of its Affiliates is in breach thereof; (iii) neither Company nor any of its Affiliates has received any notice of breach or notice of threatened breach thereof; and (iv) neither Company nor any of its Affiliates has received any notice from the counterparty to such Third Party license of intent to reduce the scope of the field thereof or render any of the licenses thereunder non-exclusive, and no event, act or omission has occurred which could give rise to the right of the counterparty to such Third Party license to reduce the scope of the field thereof or render any of the licenses thereunder non-exclusive;

6.2.20	to the best of Company’s knowledge, all information and data provided by or on behalf of Company to Merck on or before the Effective Date in contemplation of this Agreement was and is true and accurate and complete in all material respects, and Company has not intentionally disclosed, failed to disclose, or cause to be disclosed, any information or data that would reasonably be expected to cause the information and data that has been disclosed to be misleading in any material respect; and

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6.2.21	it has or ensures that it will have the resources and capabilities to do the work contemplated by the Research Program.

For purposes of the above representations, the phrase “to the best of Company’s knowledge” means that the employee(s) of the Company with responsibility for the matter have conducted a reasonable inquiry regarding such matter.

6.3	Company Third Party License Agreements Representations, Warranties and Covenants. Company represents and warrants to Merck that it has provided to Merck as of the Effective date a true, correct and complete copy of each relevant Company Third Party license agreements, and each such copy includes any and all amendments, restatements, side letters, and other modifications thereto, as each such Company Third Party license agreement is in effect as of the Effective Date. Company further covenants and agrees that during the Term, (a) it shall satisfy all of its obligations under (including making all payments), and take all steps to maintain in full force and effect, each such relevant Company Third Party license agreements; (b) it will not assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 9.2), amend, restate, amend and restate, terminate in whole or in part, or otherwise modify any of the Company Third Party license agreements necessary or useful to Merck’s exercise of the rights granted in this Agreement without the prior written consent of Merck; (c) it will provide Merck with prompt notice of any claim of a breach under any of the Company Third Party license agreements or notice of termination of any of the Company Third Party license agreements, made by either Company or the counterparty to such Company Third Party license agreement (or any party acting on behalf of such counterparty); and, (d) it will promptly send to Merck copies of all other material correspondence to or from the counterparty to such Company Third Party license agreement related to such Company Third Party license agreement. For the purposes of clarity, Company (and not Merck) shall be responsible for all of the financial and other obligations of Company (and/or any of its Affiliates) under any of the Company Third Party license agreements, including any and all financial obligations thereunder with respect to Net Sales of Merck and its Related Parties. Merck shall have the right, in its sole discretion, to terminate this Agreement immediately upon written notice to Company pursuant to Section 8.3, in the event that Company is in breach of this Section 6.3.

Article 7 PATENT PROVISIONS.

7.1	[****]

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(a)	Merck shall have the sole right to file, prosecute, maintain and defend patent applications on Merck Information and Inventions (“Merck Other Information and Inventions”);

(b)	Company shall have the sole right to file, prosecute, maintain and defend patent applications on Company Information and Inventions (“Company Other Information and Inventions”); and

(c)	The Patent Committee will review proposed patent filings pertaining to Joint Other Information and Inventions. A Party that believes that a patent application should be filed regarding any Joint Information and Inventions which constitute Other Information and Inventions (“Joint Other Information and Inventions”) shall bring the matter to the attention of the Patent Committee and the Patent Committee shall discuss how to proceed. If Merck takes the lead in filing and prosecuting the application, then the Parties shall follow the general procedure described in Section 7.1.1. If Company takes the lead in filing and prosecuting the application, then the Parties shall follow the general procedure described in Section 7.1.2. If both Parties agree that a patent application regarding any Joint Information and Inventions should be filed, then the Parties will split the costs evenly or as otherwise agreed. If only one Party believes that a patent application regarding any Joint Information and Inventions should be filed, then that Party shall bear all costs unless the Parties agree otherwise.

7.1.4	Patent Term Extension. The Parties shall cooperate fully with each other to provide necessary information and assistance, as the other Party may reasonably request, in obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Company Patent Rights and Joint Patent Rights. In the event that elections with respect to obtaining such patent term extension are to be made, Merck shall have the right to make the election and Company agrees to abide by such election.

7.1.5	Other Cooperation. The Parties agree to cooperate fully and provide any information and assistance that either may reasonably request for the filing, prosecution and maintenance of Company Patent Rights and Joint Patent Rights, including but not limited to the preparation and filing of any terminal disclaimers and other documents required to procure and preserve the protections under Applicable Law for all Company Patent Rights and Joint Patent Rights relevant to a Compound or Product. The Parties further agree to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 102(c) for U.S. patents and patent applications.

7.1.6	Filing, Prosecution and Maintenance Expenses. Unless stated otherwise herein, with respect to all filing, prosecution and maintenance activities under this Section 7.1, the filing and/or prosecuting Party shall be responsible for payment of all costs and expenses related to such activities.

7.1.7	Inventor Remuneration. Company shall comply with all applicable country-specific inventor remuneration laws and regulations, including Article 6 of the Third Amendment of Chinese Patent Law associated with Company Patent Rights and Joint Patent Rights when inventor remuneration obligations are triggered by an employee of Company and/or its Affiliates, or a Third Party acting on behalf of Company and/or its Affiliates.

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7.2	Interference, Derivation, Opposition, Reexamination, Reissue, Supplemental Examination, Inter Partes Review and Post-Grant Review Proceedings.

[****]

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7.2.3	Cooperation. In connection with any administrative proceeding under Section 7.2.1 or Section 7.2.2, Merck and Company shall cooperate fully and provide each other with any information or assistance that either may reasonably request. The Parties shall keep each other informed of developments in any such action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto. For any proceeding not controlled by Merck, Company shall obtain prior approval from Merck of any settlement offer or settlement agreement. For any proceeding specifically related to Platform Information and Inventions which is not controlled by Company, Merck shall obtain prior approval from Company of any settlement offer or settlement agreement.

7.2.4	Expenses. The Party controlling any administrative proceeding pursuant to Section 7.2.1 and Section 7.2.2 shall bear all expenses related thereto, unless the Parties agree otherwise.

7.3	Enforcement and Defense.

7.3.1	[****]

7.3.2	The Party having the first right to initiate and prosecute legal action pursuant to Section 7.3.1 shall promptly inform the other Party if it elects not to exercise its first right under Section 7.3.1 to initiate and prosecute legal action, and the other Party shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in its name and, if necessary, the name of the other Party. The costs of any agreed-upon course of action to terminate infringement of Company Patent Rights or Joint Patent Rights or misappropriation or misuse of Company Know-How, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be paid by the Party initiating and/or prosecuting the action. Each Party shall have the right to be represented by counsel of its own choice.

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7.3.3	For any action to terminate any infringement of Company Patent Rights or Joint Patent Rights or any misappropriation or misuse of Company Know-How pursuant to Section 7.3.1, in the event that a Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the Party to initiate litigation to prosecute and maintain such action under this Section 7.3. In connection with any action or potential action, Merck and Company will cooperate fully and will provide each other with any information or assistance that either may reasonably request, including cooperating with regard to any pre-litigation review of the Company Patent Rights and Joint Patent Rights. Each Party shall keep the other informed of developments in any action or proceeding. For any proceeding not controlled by Merck, Company shall obtain prior approval from Merck of any settlement offer or settlement agreement. For any proceeding specifically related to Platform Information and Inventions not controlled by Company, Merck shall obtain prior approval from Company of any settlement offer or settlement agreement.

7.3.4	Any recovery obtained by either or both Merck and Company in connection with or as a result of any action contemplated by this Section 7.3, whether by settlement or otherwise, shall be shared in order as follows:

(a)	the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b)	the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c)	the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party.

7.3.5	Company shall inform Merck of any matter of which it becomes aware concerning the submission of an application to the U.S. Food & Drug Administration under Section 351(k) of the U.S. Public Health Services Act (42 USC 262(k)), or to a similar agency under any similar provisions in a country in the Territory, seeking approval of a biosimilar or interchangeable biological product with regard to which Merck is a reference product sponsor involving Company Patent Rights or Joint Patent Rights (“Biosimilar Application”). Company shall provide Merck with the unopened Biosimilar Application within three (3) days of receipt. Notwithstanding the foregoing provisions of Article 7, Merck shall have the sole right, in its discretion, to control any legal action and any activity taken to resolve a dispute with respect to any infringement of Company Patent Rights or Joint Patent Rights with respect to any Biosimilar Application, including selection of any patents for listing under 42 U.S.C. §262(l), and Company shall have no rights in connection therewith. For any action with respect to any infringement of Company Patent Rights or Joint Patent Rights with respect to any Biosimilar Application, in the event that Merck is unable to initiate or prosecute such action solely in its own name, Company will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Merck to initiate, prosecute and maintain such action. In connection with any action, Company shall cooperate with Merck and provide Merck with information and assistance that Merck may reasonably request, including as defined in Section 7.3.3.

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Article 8 TERM AND TERMINATION

8.1	Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 8.2 or Section 8.3, this Agreement shall continue in full force and effect until one or more Products has received Marketing Authorization and, thereafter, until expiration of all royalty obligations hereunder. In the event that [***].

8.2	Termination by Merck. Notwithstanding anything contained herein to the contrary, Merck shall have the right to terminate this Agreement at any time in its sole discretion by giving thirty (30) days’ advance written notice to Company. For the avoidance of doubt, termination by Merck under this Section 8.2 can be effected only through a written notice specifically referring to this Section 8.2. No later than thirty (30) days after the effective date of such termination, each Party shall return or cause to be returned to the other Party all Information in tangible form received from the other Party and all copies thereof; provided, however, that each Party may retain one copy of Information received from the other Party in its confidential files for record purposes. In the event of termination under this Section 8.2: (i) each Party shall pay all amounts then due and owing as of the termination date; and (ii) except for the surviving provisions set forth in Section 8.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination; provided, however, that upon payment of the License Fee pursuant to Section 5.1 Merck shall have a fully paid-up non-exclusive license under Company Information and Inventions and Company’s interest in Joint Information and Inventions to [***]. Upon termination, the Parties shall confer to determine how the Joint Patent Rights will be addressed.

8.3	Termination for Cause.

8.3.1	Cause for Termination. This Agreement may be terminated at any time during the term of this Agreement:

(a)	upon written notice by either Party if the other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within ninety (90) days after notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 9.7; or

(b)	by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

8.3.2	Effect of Termination for Cause on License.

(a)	If either Merck or Company terminates this Agreement under Section 8.3.1(a) or Section 8.3.1(b), then Merck’s sublicense(s) and license(s) pursuant to Section 3.1 and Section 3.2 shall terminate as of such termination date and each Party shall, within thirty (30) days after the effective date of such termination, return or cause to be returned to the other Party all Information of the other Party in tangible form and substances or compositions delivered or provided by the other Party, as well as any other material provided by the other Party in any medium; provided, however, that each Party may retain one copy of Information received from the other Party in its confidential files for record purposes.

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(b)	If Merck terminates this Agreement under Section 8.3.1(a) for willful conduct of Company resulting in a material breach of [***], which material breach cannot be cured within one hundred twenty (120) days of written notice from Merck detailing such alleged breach, and which uncured material breach results in a material adverse effect on Merck’s rights under this Agreement, then Merck shall have the option in its sole discretion to either: (i) pursue all remedies available to it at law or in equity; or (ii) have as its sole remedy the reduction of any payments pursuant to Article 5 [***], such option to be provided in writing by Merck to Company within one hundred fifty (150) days of the written notice from Merck detailing the alleged breach. Notwithstanding the foregoing, if there is a good faith dispute between the Parties regarding whether there has been such an uncured material breach, such question shall be determined in accordance with Section 9.7.

(c)	Upon termination of this Agreement by Merck pursuant to Section 8.2, or by Company pursuant to Section 8.3.1(a), Merck and its Affiliates, sublicensees and distributors shall be entitled, during the twelve (12) month period immediately following the effective date of termination, to finish any work-in-progress and to sell any Product or Compound remaining in inventory, in accordance with the terms of this Agreement.

(d)	If this Agreement is terminated by Merck pursuant to Section 8.3.1(b) due to the rejection of this Agreement by or on behalf of Company under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by Company to Merck are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Company under the Code, Merck shall be entitled to a complete duplicate of or complete access to (as Merck deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Merck: (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by Merck, unless Company elects to continue to perform all of its obligations under this Agreement; or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Company upon written request therefore by Merck.

The foregoing provisions of Section 8.3.2(d) are without prejudice to any rights Merck may have arising under the Code or other applicable law.

8.4	Termination of the Amended and Restated Einstein License Agreement. Merck may terminate this Agreement under Section 8.3.1(a). in the event that the Amended and Restated Einstein License Agreement between Albert Einstein and Cue is terminated prior to expiration of the last-to-expire patent rights licensed to Company thereunder. In such event, Merck shall at its option enter directly into a license with Albert Einstein, or step into a license with Albert Einstein pursuant to Section 10.07 of the Amended and Restated Einstein License Agreement dated July 31, 2017, as amended in the Merck Amendment to the Amended and Restated License Agreement dated November 10, 2017, and the Consent and Waiver Agreement dated November 14, 2017 between Merck and Albert Einstein. For clarity, if Merck terminates this Agreement under Section 8.3.1(a) except for termination due to Company’s willful conduct as set forth in Section 8.3.1(b), then Merck’s sublicense(s) and license(s) pursuant to Section 3.1, and Section 3.2 shall terminate pursuant to Section 8.3.2(a) and Merck shall have no rights under Company Patent Rights and Company Know-How unless provided directly from Albert Einstein.

8.5	Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Product(s) or Compound sold prior to such expiration or termination. The provisions of Article 4 shall survive the expiration or termination of this Agreement and shall continue in effect for ten (10) years. In addition, the provisions of Article 1, Article 3, Article 6, Article 7, Article 8, Article 9 and Sections 2.6, 2.8, 2.9, 2.11 and 5.2 - 5.8 shall survive any expiration or termination of this Agreement.

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Article 9 MISCELLANEOUS

9.1	Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

9.2	Assignment/Change of Control. Except as provided in this Section 9.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party.

9.2.1	Merck may, without consent of Company, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of Merck or in connection with a Change of Control.

9.2.2	Company may assign this Agreement in its entirety to the successor party in connection with a Change of Control. In the event that there is a Company Change of Control that is a Competing Pharma Change of Control, then Company shall provide written notice to Merck at least thirty (30) days prior to the completion of such Change of Control, i.e., the closing of the transaction that results in Change of Control, and Merck shall have the right, at Merck election at any time after such Change of Control to implement some or all of the following revisions to this Agreement:

(a)	Merck may limit its obligations to provide Company royalty related reports pursuant to Section 5.5 to reporting only Merck’s total royalty obligations; provided that, Merck will, if requested by Company, provide royalty reports specified in such Section 5.5 to an independent certified public accounting firm for auditing in accordance with Section 5.6.

(b)	Merck shall have the right to require Company, including the Change of Control party, to adopt reasonable procedures to be agreed upon in writing with Merck to prevent the disclosure of all Information of Merck and other information with respect to the Research, Development, Manufacture and Commercialization of Compounds and Products (collectively “Sensitive Information”) beyond Company personnel having access to and knowledge of Sensitive Information prior to the Change of Control and to control the dissemination of Sensitive Information disclosed after the Change of Control. The purposes of such procedures shall be to strictly limit such disclosures to only those personnel having a need to know Sensitive Information in order for Company to perform its obligations under this Agreement and to prohibit the use of Sensitive Information for competitive reasons against Merck and its Related Parties, and for Compounds or Products, including without limitation, the use of Sensitive Information for the research, development or commercialization of competing products.

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9.2.3	In the event that there is a Company Change of Control: [***].

9.2.4	Any attempted assignment not in accordance with this Section 9.2 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

9.3	Use of Affiliates. Merck shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates.

9.4	Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

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9.5	Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Company, to:	Cue Biopharma, Inc. 675 West Street Cambridge, MA 02142 Attention: Daniel Passeri, President and CEO Email: dpasseri@cuebio.com

and:	Mark R. Busch K&L Gates LLP 214 North Tryon Street, 47th Floor Charlotte, NC 28202 Phone: 704.331.7440 Fax: 704.353.3694 mark.busch@klgates.com

if to Merck, to:	Merck Sharp & Dohme Corp. One Merck Drive Whitehouse Station, NJ 08889-0100 Attention: Office of Secretary Facsimile No.: (908) 735-1246

And	Merck Sharp & Dohme Corp. 2000 Galloping Hill Road PO Box 539 Mailstop K-1-4161 Kenilworth, NJ 07033-1310 Attention: Senior Vice President, Business Development

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail. The Parties hereby agree that, to the extent permitted by law, any notice provided in accordance with this Section 9.5 shall constitute due service of process with respect to any legal proceeding between the Parties arising hereunder and that compliance with the Hague Convention for the Service of Process, if otherwise applicable, shall not be required.

9.6	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws or renvoi.

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9.7	Dispute Resolution.

9.7.1	The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof (a “Dispute”). Any Party shall give the other Party written notice of any Dispute not resolved in the normal course of business. Within twenty (20) days from the date of delivery of such notice, the receiving Party shall submit to the other Party a written response. The notice and response shall include (a) a statement of that Party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within forty-five (45) days from the date of delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. These executives shall have the authority to settle the Dispute and shall be at a higher level of management than the persons with direct responsibility for administration of this Agreement. All negotiations pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

9.7.2	If the Parties do not fully settle following the procedure in Section 9.7.1, and a Party wishes to pursue the matter, each dispute, controversy or claim arising from or related to this Agreement or the breach thereof that is not an “Excluded Claim” shall be brought in the federal court for the Southern District of New York, if federal jurisdiction is available, or, alternatively, in the state court in the borough of Manhattan, New York City, New York. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in such courts, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such litigation. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive its right to trial by jury in any LITIGATION.

9.7.3	As used in this Section 9.7, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) a decision by the Joint Steering Committee, the Patent Committee, or Merck within the proper scope of the Committee’s authority pursuant to Section 2.4 or Section 2.5, or an issue concerning the integrity of data submitted to a regulatory agency, neither of which shall be arbitrable or justiciable in any forum; (b) the validity or infringement of a patent, trademark or copyright; or (c) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Any action concerning Excluded Claims identified in clauses (b) and (c) of this Paragraph may be brought in any court having jurisdiction.

9.8	Limitation of Liability. Notwithstanding anything to the contrary contained herein, no party shall be liable to another party under any theory for any special, incidental, indirect, consequential or other similar damages, or any punitive damages, whether arising directly or indirectly out of the transactions contemplated by this Agreement. To be clear, neither party shall be entitled to recover for any lost profit or lost sale damages of any kind, whether those claimed damages are direct or indirect.

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9.9	Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

Notwithstanding anything to the contrary in the foregoing, that certain confidentiality agreement between the Parties dated as of May 15, 2017, shall remain in full force and effect with respect to the subject matter thereof and information disclosed thereunder.

9.10	Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

9.11	Independent Contractors. It is expressly agreed that Company and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Company nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

9.12	Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

9.13	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

9.14	Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa.

9.15	Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day (excluding notices required under Section 3.6), then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

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Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signatures.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MERCK SHARP & DOHME CORP.		CUE BIOPHARMA, INC.

BY:	/s/ [***]	BY:	/s/ Daniel Passeri
	[***]		Daniel Passeri

TITLE: Senior Vice President and Global		TITLE: President and CEO
Head of Business Development & Licensing

Schedule 1.1

[****]

Schedule 2.1

[****]